CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of PowerFleet, Inc., pertaining to the PowerFleet, Inc. 2018 Incentive Plan, the I.D. Systems, Inc. 2015 Equity Compensation Plan, the I.D. Systems, Inc. 2009 Non-Employee Director Equity Compensation Plan and the I.D. Systems, Inc. 2007 Equity Compensation Plan, of our report dated February 27, 2019 with respect to the financial statements for the three years ended December 31, 2018 and the effectiveness of internal control over financial reporting of Pointer Do Brasil Comercial Ltda. as of December 31, 2018, referenced in the Annual Report on Form 20-F of Pointer Telocation Ltd. for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

São Paulo, Brazil, October 3, 2019

/s/ Baker Tilly Brasil Norte SS Auditors Independentes - EPP

Baker Tilly Brasil Norte SS Auditors Independentes - EPP

Luiz Enrique Rocha Lauria